UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 15, 2010

UNITED INVESTORS INCOME PROPERTIES

(Exact name of Registrant as specified in its charter)

Missouri	0-17646	43-1483942
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification Number)

55 Beattie Place

Post Office Box 1089

Greenville, South Carolina 29602

(Address of principal executive offices)

(864) 239-1000

(Issuer's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

[ ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement.

United Investors Income Properties, a Missouri limited partnership (the “Registrant”), owns Defoors Crossing Apartments (“Defoors Crossing”), a 60-unit apartment complex located in Atlanta, Georgia.  On June 15, 2010 (the “Effective Date”), the Registrant entered into a Purchase and Sale Contract (the “Purchase Agreement”) with a third party, Wyatt & Knox Investments, LLC, a Georgia limited liability company (the “Purchaser”), to sell Defoors Crossing to the Purchaser for a total sales price of $3,000,000.

The following is a summary of the terms and conditions of the Purchase Agreement, which summary is qualified in its entirety by reference to the Purchase Agreement, a copy of which is attached as an exhibit.

PURCHASE PRICE.  The total purchase price is $3,000,000, subject to certain prorations and adjustments at the closing.  The Purchaser agreed to deliver an initial deposit of $100,000 to the escrow agent within two business days of the Effective Date.  Within two days following the feasibility date of July 15, 2010, the Purchaser is required to deliver to the escrow agent an additional deposit of $100,000.  If the Purchaser fails to notify the Registrant in writing of its intent to terminate the contract prior to July 15, 2010, the initial deposit will become non-refundable.  Additionally, if the results of the environmental tests the Purchaser performs at Defoors Crossing are unsatisfactory to the Purchaser, the Purchaser has the right to terminate the contract by notifying the Registrant in writing of its intent to terminate the contract on or before July 30, 2010.

CLOSING.   The expected closing date of the transaction is August 16, 2010.  The Registrant has the right to extend the closing for up to 45 days by delivering written notice to the Purchaser.  The Purchaser has the right to extend the closing for up to 30 days in order to obtain financing for the purchase by delivering written notice to the Registrant five business days prior to August 16, 2010, along with an additional deposit of $15,000. The closing is also subject to customary closing conditions and deliveries.

COSTS AND FEES.  The Registrant agreed to pay the base premium with respect to the title policy, the cost of recording any instruments required to discharge any liens or encumbrances against Defoors Crossing, one-half of the customary closing costs of the escrow agent, one-half of the costs to record the deed and all transfer and withholding taxes. The Purchaser agreed to pay sales, use, gross receipts or similar taxes, costs relating to procurement of any requested endorsements to the title policy, one-half of the costs to record the deed and one-half of the customary closing costs of the escrow agent not to exceed $500.

REPRESENTATIONS AND WARRANTIES.  The Registrant and the Purchaser each made limited representations and warranties to the other.

RISK OF LOSS. The risk of loss or damage to Defoors Crossing by reason of any insured or uninsured casualty during the period through and including the closing date equal to or less than $500,000 will be borne by the Registrant. The Registrant must maintain in full force and effect until the closing date all existing insurance coverage on Defoors Crossing.

ASSIGNMENT.  With the exception of an assignment to an affiliate of the Purchaser, the Purchase Agreement is not assignable by the Purchaser without first obtaining the prior written approval of the Registrant.

DEFAULTS AND REMEDIES.  If the Purchaser defaults on its obligations to deliver when required any required deposits, the purchase price or any other specified deliveries, then the Purchaser will forfeit its deposits to the Registrant, and neither party will be obligated to proceed with the purchase and sale.  The Registrant expressly waived the remedies of specific performance and additional damages for any such defaults by the Purchaser.

If the Registrant, prior to the closing, defaults in its representations, warranties, covenants, or obligations, then the Purchaser has the option of (i) terminating the Purchase Agreement, receiving a return of its deposits, and recovering, as its sole recoverable damages its documented direct and actual out-of-pocket expenses and costs up to $50,000 or (ii), subject to certain conditions, seeking specific performance of the Registrant’s obligation to deliver the deed pursuant to the Purchase Agreement.

Item 9.01   Financial Statements and Exhibits

(c)   Exhibits

10.28       Purchase and Sale Contract between United Investors Income Properties, a Missouri limited partnership and Wyatt & Knox Investments, LLC, a Georgia limited liability company, dated June 15, 2010.*

*Schedules and supplemental materials to the exhibits have been omitted but will be provided to the Securities and Exchange Commission upon request.

The agreements included as exhibits to this Form 8-K contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties have been made solely for the benefit of the other parties to the applicable agreement and:

•         should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•         have been qualified by disclosures that were made to the other party in connection with the negotiation of the applicable agreement, which disclosures are not necessarily reflected in the agreement;

•         may apply standards of materiality in a way that is different from what may be viewed as material to an investor; and

•         were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement and are subject to more recent developments.

Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time. The Registrant acknowledges that, notwithstanding the inclusion of the foregoing cautionary statements, it is responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this Form 8-K not misleading. Additional information about the Registrant may be found elsewhere in this Form 8-K and the Registrant’s other public filings, which are available without charge through the SEC’s website at http://www.sec.gov.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED INVESTORS INCOME PROPERTIES

By:  United Investors Real Estate, Inc.

General Partner

By:  /s/Steven D. Cordes

Steven D. Cordes

Senior Vice President

Date: June 18, 2010